Exhibit 99.1

 Second Sight Medical Products, Inc. Announces Completion of Oversubscribed Rights Offering

June 1, 2016

Sylmar California--(BUSINESS WIRE)-- Second Sight Medical Products, Inc. (NASDAQ: EYES) ("Second Sight" or "the Company"), a developer, manufacturer and marketer of implantable visual prosthetics to provide some useful vision to blind patients, today announced that it has completed its previously announced rights offering to shareholders of record on May 13, 2016. The rights offering was oversubscribed. Second Sight will retain $19.8 million of the subscriptions received, with subscriptions over that amount being returned to investors. Pursuant to the rights offering, Second Sight will issue approximately 6.0 million shares of the Company's common stock at $3.315 per share, which is equal to 85% the closing price per share of $3.90 on the Nasdaq on May 31, 2016. Net proceeds, after deduction of fees and expenses, are expected to be approximately $19.4 million.

Second Sight plans to use the proceeds from the rights offering to continue funding the ongoing post-market clinical study of the Argus® II Retinal Prosthesis Systems ("Argus II"), to assess the safety and efficacy of the Argus II for the treatment of Dry-Age-Related Macular Degeneration and to further expand domestic and international markets for the Argus II. In addition, Second Sight plans to continue funding the ongoing development of the Orion™ I Visual Cortical Prosthesis, a visual prosthesis for cortical stimulation, that the Company expects, may be able to treat nearly all forms of blindness. The financing will also provide for other general corporate purposes, including working capital, research and development, business development and operational purposes. Broadridge Corporate Issuer Solutions, Inc. acted as the subscription agent and as the information agent.

The rights offering was made pursuant to a registration statement on Form S-1 filed by Second Sight with the Securities and Exchange Commission (“SEC”) and declared effective by the SEC on May 9, 2016. Copies of the prospectus relating to and describing the terms of the rights offering are available on the SEC’s web site at http://www.sec.gov. Copies of the prospectus relating to these securities may also be obtained from Broadridge Corporate Issuer Solutions, Inc., the Company’s information agent for the rights offering, by calling (855) 793-5068 (toll-free) or emailing shareholder@broadridge.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About the Argus II® Retinal Prosthesis System

Second Sight's Argus II System provides electrical stimulation that bypasses the defunct retinal cells and stimulates remaining viable cells inducing visual perception in individuals with severe to profound Retinitis Pigmentosa. The Argus II works by converting images captured by a miniature video camera mounted on the patient's glasses into a series of small electrical pulses, which are transmitted wirelessly to an array of electrodes implanted on the surface of the retina. These pulses are intended to stimulate the retina's remaining cells, resulting in the perception of patterns of light in the brain. The patient then learns to interpret these visual patterns, thereby regaining some visual function. The Argus II is the first artificial retina to receive widespread approval, and is offered at approved centers in Canada, France, Germany, Italy, Netherlands, Saudi Arabia, Spain, Switzerland, Turkey, United Kingdom, and the U.S.

 About Second Sight

Second Sight's mission is to develop, manufacture and market innovative implantable visual prosthetics to enable blind individuals to achieve greater independence. Second Sight has developed and now manufactures and markets the Argus® II Retinal Prosthesis System. Enrollment has been completed in a trial to test the safety and utility of the Argus II in individuals with Dry Age-Related Macular Degeneration. Second Sight is also developing the Orion™ I Visual Cortical Prosthesis to restore some vision to individuals who are blind due to causes other than preventable or treatable conditions. U.S. Headquarters are in Sylmar, California, and European Headquarters are in Lausanne, Switzerland. For more information, visit www.secondsight.com.

Cautionary Statement Relating to Forward - Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange and Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created by those sections. All statements in this release that are not based on historical fact are "forward looking statements." These statements may be identified by words such as "estimates," "anticipates," "projects," "plans," or "planned," "seeks," "may," "will," "expects," "intends," "believes," "should" and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Second Sight expects or anticipates will occur in the future are forward-looking statements. While management has based any forward looking statements included in this release on its current expectations, the information on which such expectations were based may change. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our Annual Report on Form 10-K as filed on March 11, 2016 and our other reports filed from time to time with the Securities and Exchange Commission. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should however review additional disclosures we make in our registration statement on Form S-1 for this offering that has been filed with the Securities and Exchange Commission, as well as our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Contact:

Investor Relations:
Institutional Investors
In-Site Communications, Inc.
Lisa Wilson, President
212-452-2793
lwilson@insitecony.com

or

Individual Investors
MZ North America
Greg Falesnik, Senior Vice President
949-385-6449
greg.falensik@mzgroup.us